Exhibit 99.1

NEWS RELEASE

846 N. Mart-Way Court, Olathe, Kansas 66061 investorrelations@elecsyscorp.com	Phone: 913-647-0158	Fax: 913-647-0132

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION REPORTS SECOND QUARTER FINANCIAL RESULTS

Ninth consecutive quarter of profitability

Olathe, Kansas (December 15, 2014) - Elecsys Corporation (Nasdaq: ESYS), a provider of innovative machine to machine (M2M) communication technology solutions, data acquisition systems, and custom electronic equipment for critical industrial applications, today announced the financial results for its second fiscal quarter ended October 31, 2014.

Revenues for the quarter were $6,478,000, a decrease of 12% from $7,330,000 in revenues during the second quarter of fiscal 2014.  Total revenues year-to-date decreased 7% to $13,149,000 from $14,104,000.  The overall decrease in both quarterly and year-to-date revenues was primarily the result of lower shipments of our wireless remote monitoring product for the railroad industry due to unforeseen delays in installation of units sold during the previous fiscal year which has delayed orders for new equipment.

Operating income for the quarter was $187,000, compared to operating income of $1,116,000 for the same quarter in the prior year.  For the first six months of fiscal 2015, operating income fell to $648,000 from $1,569,000 in the first six months of fiscal 2014.

Net income was $80,000, or $0.02 per diluted share, for the quarter ended October 31, 2014.  For the quarter ended October 31, 2013, net income was $653,000, or $0.17 per diluted share.  For the six-month period ended October 31, 2014, net income totaled $353,000, or $0.09 per diluted share, while for the comparable prior year period net income was $917,000, or $0.23 per diluted share.

Revenues from proprietary products and services were $2,938,000 for the quarter ended October 31, 2014, a decrease of 21%, or $804,000 from the previous year quarter.  For the six-month period ended October 31, 2014, proprietary product and services revenues decreased $902,000, or 14%, to $5,304,000 compared to $6,206,000 in the comparable period of the prior fiscal year.  Sales of wireless remote monitoring decreased 17%, or approximately $498,000, as a result of lower shipments of our wireless remote monitoring product for the railroad industry slightly offset by an increase in shipments of our established M2M remote monitoring products.  Revenues from our industrial data communication solutions decreased slightly, or $4,000, from the previous year to $249,000 for the current quarter.  Revenues of Radix mobile data acquisition solutions declined $246,000 for the period as compared to the prior year principally as a result of decreased shipments to one of our largest international customers due to the challenging economic environment in their region.

The Company’s custom solutions for original equipment manufacturers (“OEM”) business segment were approximately $3,540,000 for the quarter ended October 31, 2014, virtually unchanged from $3,588,000 in the prior fiscal year.  Fiscal year-to-date OEM revenues were $7,845,000, a decrease of less than 1%, or $53,000, from $7,898,000 in the six-month period ended October 31, 2013.

The Company expects that total revenues for its proprietary products and services business segment will grow during the second half of the fiscal year as compared to revenues in the current period.  It is expected that these increases in revenues will be driven by the introduction of new M2M solutions such as the SentraLink CP and new industrial data communication solutions such as the RediLink series.  These new product introductions in addition to moderate increases in sales of established remote monitoring solutions, our expansion into new industrial markets, and continued increases in recurring data management services revenue should result in long term growth beyond the current fiscal year.  The Company also expects OEM revenues to grow modestly over the longer term based upon efforts to pursue new opportunities for our M2M technologies with both potential and existing OEM customers.

Backlog, which represents orders that are scheduled for delivery over the next twelve months, was approximately $8,674,000 at October 31, 2014, a decrease of $78,000, or 1%, from a backlog of $8,752,000 on April 30, 2014.

Gross margin for the quarter ended October 31, 2014 was approximately 36%, or $2,329,000, versus 41%, or $3,029,000 for the quarter ended October 31, 2013.  Gross margin for the six-month period was 36% of sales, decreasing to $4,778,000 from a gross margin of $5,236,000, or 37%, during the six-month period ended October 31, 2013.  The decrease in both gross margin dollars and gross margin percentage for the quarter and year to date periods was the result of the decrease in revenues and the product mix within each business segment.

Total selling, general and administrative expenses were approximately $2,142,000 during the quarter ended October 31, 2014 compared with $1,913,000 in the comparable quarter of the prior fiscal year.  The increase of $229,000, or 12%, primarily resulted from merger-related expenses incurred during the period in addition to increases in sales and marketing expenses and research and development costs.  Both selling and marketing expenses and research and development costs increased as a result of increased investment in additional personnel in order to expand our products’ reach into new markets and grow our efforts in new product development.  Total selling, general and administrative expenses for the six-month periods ended October 31, 2014 and 2013, were $4,130,000 and $3,667,000, respectively.  The $463,000 increase was due to growth in research and development expenses related to additional investments in engineering design personnel, higher personnel costs and travel expenses due to an increase in the number of sales and marketing personnel for future expansion into new markets, and merger-related expenses.

“Revenues decreased 12% relative to last year's second quarter, although Elecsys demonstrated solid performance as we reported another profitable quarter,” said Karl Gemperli, Elecsys chief executive officer.  "We experienced significant order decreases in both the railroad market, due to installation delays, and the Middle East, due to the unrest and uncertainty in that region, which led to an unanticipated decrease in proprietary M2M product shipments.  Lower gross margins due to these reduced proprietary product shipments, combined with additional expenses related to our pending merger, led to our disappointing bottom line results."

Gemperli continued, "We recently completed the divestment of our idle RFID technology to a Brazilian company.  Though we sold the assets for only a small premium to our cost, we gained the opportunity to realize a modest upside based upon the success of our partner in the Brazilian market.  Elecsys plans to continue investing in the growth of our core business and will intensify our investments in M2M product development, marketing, and sales and we expect both revenues and income to increase as we progress through fiscal 2015.  As discussed in our news release in early November, we believe the opportunity to be acquired by Lindsay presents a unique strategic opportunity to combine our industry leading M2M technology with Lindsay’s expansive global footprint and market presence to expand our solutions into additional industries and markets around the world."

About Elecsys Corporation
Elecsys Corporation provides innovative machine to machine (M2M) communication technology solutions, data acquisition and management systems, and custom electronic equipment for critical industrial applications worldwide.  The Company’s primary markets include energy production and distribution, agriculture, water management, transportation, and safety systems.  Elecsys products and services encompass remote monitoring, industrial data communication, mobile data acquisition, and wireless communication technologies that are deployed wherever high quality and reliability are essential.  Elecsys develops, manufactures, and supports proprietary M2M technology and products for multiple markets under several premium brand names.  In addition to its proprietary products, Elecsys designs and manufactures rugged and reliable custom solutions for multiple original equipment manufacturers in a variety of industries.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Such forward-looking comments include, but are not limited to, comments about future financial and operating expectations and other statements that are not historical.  Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2014. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

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Investor Relations Contact:	Todd A. Daniels
(913) 647-0158, Phone
(913) 982-5766, Fax
investorrelations@elecsyscorp.com

Elecsys Corporation and Subsidiary
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2014	2013	2014	2013
Revenues	$6,478	$7,330	$13,149	$14,104
Cost of revenues	4,149	4,301	8,371	8,868
Gross margin	2,329	3,029	4,778	5,236

Selling, general and administrative expenses:
Research and development expense	550	498	1,079	924
Selling and marketing expense	696	659	1,316	1,166
General and administrative expense	896	756	1,735	1,577
Total selling, general and administrative expenses	2,142	1,913	4,130	3,667

Operating income	187	1,116	648	1,569

Financial income (expense):
Interest expense	(13)	(14)	(27)	(28)
Other income (expense), net	--	(3)	--	(4)
	(13)	(17)	(27)	(32)

Net income before income taxes	174	1,099	621	1,537

Income tax expense	94	446	268	620

Net income	$80	$653	$353	$917

Net income per share information:
Basic	$0.02	$0.17	$0.09	$0.24
Diluted	$0.02	$0.17	$0.09	$0.23

Weighted average common shares outstanding:
Basic	3,827	3,860	3,826	3,877
Diluted	3,964	3,937	3,969	3,942

Elecsys Corporation and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	October 31, 2014	April 30, 2014
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$1,993	$1,398
Accounts receivable, net	2,956	3,782
Inventories, net	7,884	7,544
Other current assets	830	865
Total current assets	13,663	13,589

Property and equipment, net	5,337	5,447

Goodwill	1,942	1,942
Intangible assets, net	1,382	1,483
Other assets, net	42	43
Total assets	$22,366	$22,504

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,068	$1,044
Accrued expenses	1,487	2,114
Income taxes payable	94	11
Current maturities of long-term debt	190	189
Total current liabilities	2,839	3,358

Deferred taxes	729	755
Long-term debt, less current maturities	2,334	2,430

Stockholders' equity:
Common stock	40	40
Additional paid-in capital	11,847	11,697
Treasury stock	(985)	(985)
Retained earnings	5,562	5,209
Total stockholders' equity	16,464	15,961
Total liabilities and stockholders' equity	$22,366	$22,504